PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED APRIL 27, 2000)                  REGISTRATION NO. 333-31344

                        MILLENNIUM PHARMACEUTICALS, INC.

       $400,000,000 Principal Amount 5.50% Convertible Subordinated Notes
                              Due January 15, 2007

     4,753,920 Shares of Common Stock issuable upon conversion of the Notes

      211,554 Shares of Common Stock issuable upon exercise of outstanding warrants to purchase common stock
                           --------------------------

     This prospectus supplement relates to resales by selling holders of:

-    our 5.50% Convertible Subordinated Notes due January 15, 2007;

-    our common stock into which the notes are convertible; and

- our common stock issuable upon exercise of warrants to purchase our common stock held by GATX Capital Corporation and MM Ventures

     This prospectus supplement should be read in conjunction with the prospectus dated April 27, 2000, which is to be delivered with this prospectus supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                             ---------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

     The information in the table appearing in the prospectus under the heading "Selling Holders" is superseded in part by the information appearing in the following table:


                                                                      Number of
                                              Notes     Percentage    Shares of
                     Notes                Beneficially    of the        Common     Number of     Number of     Percentage
                 Beneficially   Notes        Owned         Notes        Stock      Shares of     Shares of    of Shares of
                    Owned      Offered       After      Beneficially Beneficially   Common     Common Stock   Common Stock
                   Prior to    Hereby      Offering        Owned        Owned        Stock     Beneficially   Beneficially
   Selling         Offering      (in          (1)        After the     Prior to     Offered     Owned After    Owned After
Securityholder    (in $1,000)  $1,000)    (in $1,000)    Offering      Offering      Hereby     Offering(1)    Offering(1)

Arkansas                2,132       2,132            0            0        25,338      25,338              0              0
Teachers
Retirement
System


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                                                                      Number of
                                              Notes     Percentage    Shares of
                     Notes                Beneficially    of the        Common     Number of     Number of     Percentage
                 Beneficially   Notes        Owned         Notes        Stock      Shares of     Shares of    of Shares of
                    Owned      Offered       After      Beneficially Beneficially   Common     Common Stock   Common Stock
                   Prior to    Hereby      Offering        Owned        Owned        Stock     Beneficially   Beneficially
   Selling         Offering      (in          (1)        After the     Prior to     Offered     Owned After    Owned After
Securityholder    (in $1,000)  $1,000)    (in $1,000)    Offering      Offering      Hereby     Offering(1)    Offering(1)


Associated                450         450            0            0         5,348       5,348              0              0
Electric & Gas
Insurance
Services Limited

Baptist Health            103         103            0            0         1,224       1,224              0              0
of South Florida

Boston Museum              83          83            0            0           986         986              0              0
of Fine Arts

Champion                  393         393            0            0         4,670       4,670              0              0
International
Corp.

Engineers Joint           289         289            0            0         3,434       3,434              0              0
Pension Fund

Goldman Sachs          14,000      14,000            0            0       166,387     166,387              0              0
and Company

HBK Master Fund         2,500       2,500            0            0        29,712      29,712              0              0
L.P.

Jeffries & Co.            550         550            0            0         6,536       6,536              0              0
Inc.

Nicholas-Applegate        738         738            0            0         8,770       8,770              0              0
Convertible Fund

Physicians Life           226         226            0            0         2,685       2,685              0              0

Pilgrim                 2,765       2,765            0            0        32,861      32,861              0              0
Convertible Fund

Sagemore Hill           6,250       6,250            0            0        74,280      74,280              0              0
Hub Fund Ltd.

San Diego City            580         580            0            0         6,893       6,893              0              0
Retirement

San Diego               1,408       1,408            0            0        16,733      16,733              0              0
County
Convertible

Wake Forest               692         692            0            0         8,224       8,224              0              0
University

Writers                   179         179            0            0         2,127       2,127              0              0
Guild-Industry
Health Fund


         (1) We do not know if, when or in what amounts a selling securityholder may offer securities for sale and we do not know that the selling securityholders will sell any or all of the securities offered

                                       2


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hereby. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling securityholders, no estimate can be given as to the amount of the securities that will be held by the selling securityholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no securities will be held by the selling securityholders.

             The date of this prospectus supplement is May 18, 2000.